Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS RECORD FIRST QUARTER 2010 INCOME FROM CONTINUING OPERATIONS:

•
Income from continuing operations was $8.5 million for the first quarter of 2010 compared to a loss from continuing operations in the first quarter of 2009 of $1.1 million, inclusive of acquisition-related expenses of $8.2 million, or $6.1 million after-tax, or $5.0 million excluding acquisition-related expenses (non-GAAP), a $3.6 million, or 71.9 percent, increase

•
Income from continuing operations on a per diluted share basis was $0.22, representing a 29.4 percent increase from the prior year’s results of $0.17 per diluted share, excluding acquisition-related expenses (non-GAAP)

•	Total contract backlog increased to another record high of $497.1 million at March 31, 2010, representing a 27.9 percent increase from March 31, 2009 and a 7.3 percent increase from December 31, 2009

•	Full-year expectation remains in line with previous guidance of $1.45 to $1.55 per diluted share

Chesterfield, MO – April 26, 2010 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported first quarter income from continuing operations of $8.5 million ($0.22 per diluted share), compared to a loss from continuing operations in the first quarter of 2009 of $1.1 million ($(0.04) per diluted share).  The first quarter of 2009 included $8.2 million ($6.1 million after-tax) in transaction and severance costs incurred in connection with the acquisitions of The Bayou Companies L.L.C. and Corrpro Companies, Inc. on February 20, 2009 and March 31, 2009, respectively.  Excluding the impact of the acquisition-related expenses in the first quarter of 2009, the current year improvement in income from continuing operations would have been $3.6 million, a 71.9 percent increase (non-GAAP).

Joe Burgess, President and Chief Executive Officer, commented, “I am pleased with our results for the first quarter of 2010 on several fronts.  The financial results of the first quarter were significantly improved year over year, with improved gross and operating margin performance.  Our diluted earnings per share, excluding 2009’s transaction and severance costs, also increased 29.4 percent year over year and our recent acquisitions were accretive to earnings per share.  We also continued our momentum in terms of backlog growth, ending the first quarter of 2010 with record company backlog and record backlog in our North American Sewer Rehabilitation and Energy and Mining segments.  We have significant momentum going into the second quarter with this record backlog and anticipate a very solid 2010.  We reiterate our previously stated guidance of $1.45 to $1.55 in earnings per share for the full year of 2010.”

“Our North American Sewer Rehabilitation business delivered strong profitability for the first quarter of 2010.  Gross and operating profits were 14.2 percent and 29.0 percent improved over the first quarter of 2009, respectively, despite the loss of production days due to poor weather in January and February.  We continue to be pleased with the progress we are making in our manufacturing operation, where we continued to drive increased margins through cost efficiencies and pricing optimization.  North American Sewer Rehabilitation contract backlog at March 31, 2010 reached another record level and we have geared our operations to take immediate advantage of this through the deployment of additional crew resources and focused project planning.  Stimulus dollars continued to flow into the market in the first quarter of 2010, and are on pace with our expectations.  We should see significant increases in production in the coming months, which will facilitate improved operating margins.”

“Our European Sewer Rehabilitation segment performed within our expectations for the quarter.  Profitability increased slightly from the first quarter of 2009, primarily due to lower costs as a result of our recent European restructuring.  Our European manufacturing operation increased profitability as we implemented pricing increases, and we increased third-party product sales.  Our UK, Spanish and Swiss operations all experienced operating profit increases year over year, primarily as a result of improved project performance, while our French operation experienced isolated operational issues.  European market conditions continue to be challenging, but recent bidding opportunities have been increasing and we anticipate a rebound in backlog in the coming months.  We continue to expect significant profitability improvement for our European operation for 2010, as we increase our manufacturing efficiencies, concurrent with the implementation of quality and project management best practices.  We are on track with cost savings from the recent restructuring, and we expect to garner more savings as the year progresses.”

“First quarter performance for our Asia-Pacific Sewer Rehabilitation business was weaker than expected, due to revisions in the cost to complete two projects in Delhi.  The client is requiring increased tube thickness which is requiring more resin.  Additionally, we have been notified by our resin vendor that a less-costly resin, upon which we based our estimate, will not be available in time for the completion of these projects.  We will be working on cost recapture in the coming months.  Our Hong Kong operation performed as expected for the first quarter of 2010 and our Australian and Singapore operations were gearing up for major projects to be started in the second quarter.  Gross and operating margins for this segment should be back to normal historical levels again in the coming quarters.  Backlog is improved in this segment primarily as a result of the recent awards in Singapore.  We are seeing a return of the bid table in India with the start of the government’s fiscal year on April 1.”

“We continue to make progress in our Water Rehabilitation segment in terms of profitability, increasing first quarter 2010 operating income by $1.4 million from the first quarter 2009.  We also expanded the InsituMain™ technical capability to rehabilitate pipes up to 36-inches in diameter, a further successful result of pilot projects.  While contract backlog growth has been slow to date, we anticipate significant growth in the coming months as we secure larger contracts with our key customers.”

“Market conditions for our Energy and Mining businesses are continuing to improve, and our overall performance in the first quarter was within our expectations.  Energy and Mining closed the quarter with record backlog, up 22.5 percent from March 31, 2009 levels, with healthy increases across our platform of services and in almost every geography in which we operate.  During the first quarter, Bayou continued to work through the ILVA pipe coating project, and will be wrapping up the project in April, after which we will move to higher margin work during the second quarter.  United Pipeline Systems started the year solidly with increased revenues and margins, coupled with continued growth in contract backlog, and Corrpro also began the year respectably.”

Consolidated revenues in the first quarter of 2010 were $199.2 million, a 55.6 percent increase over the first quarter of 2009.  First quarter 2010 revenues included $63.3 million in revenues from Bayou and Corrpro, while first quarter 2009 revenues included $9.7 million in revenues from Bayou (Corrpro was acquired on March 31, 2009 and was not included in first quarter 2009 results).  Excluding Corrpro’s and Bayou’s revenues from both periods, revenues for the first quarter of 2010 would have been $135.8 million, a 14.8 percent increase from first quarter 2009 revenues (non-GAAP).  This increase was primarily due to higher revenues in our North America Sewer Rehabilitation, Water Rehabilitation and Asia-Pacific segments.  Revenues in our European Sewer Rehabilitation segment declined $0.6 million, or 3.2 percent, due principally to lower contracting revenues in Eastern Europe as we exited certain contracting markets in late 2009.  Revenues in our North American Sewer Rehabilitation segment increased $8.6 million, or 10.7 percent, when compared to the first quarter 2009 as a result of increased crew capacity and workable backlog.  Revenues in our Asia-Pacific Sewer Rehabilitation segment increased $4.1 million, or 71.8 percent, quarter over quarter primarily due to the inclusion of revenues from our Australian and Hong Kong operations, which previously had not been consolidated.  In addition, a small amount of revenues were contributed by our Singapore operation, which was acquired in January 2010.  Our Water Rehabilitation revenues increased to $5.2 million in the first quarter of 2010 from $2.0 million in the prior year period.  The increase in revenues was primarily due to the execution of a number of pilot projects in North America.

Consolidated gross profit for the first quarter of 2010 totaled $48.7 million, an increase of $18.0 million, or 58.7 percent, from the same period in 2009. The first quarter of 2010 included $16.7 million of gross profit contributed by Bayou and Corrpro.  The first quarter of 2009 included $1.7 million of gross profit contributed from Bayou.  Excluding the impact of Bayou and Corrpro from both periods, gross profit for the first quarter of 2010 would have been $32.0 million, an increase of $3.1 million, or 10.7 percent, compared to the prior year quarter (non-GAAP).  Gross profit was primarily impacted by improvement in gross profit in our North American Sewer Rehabilitation and Water Rehabilitation segments.  These segments experienced improvements primarily due to improved project execution and increased manufacturing margins.  Gross margins in our European Sewer Rehabilitation and Energy and Mining segments were stable.  Gross profit and gross margins in our Asia-Pacific Sewer Rehabilitation segment declined substantially as a result of a significant increase in the cost of the resin that will be used to complete two projects, along with performance issues in India, with a combined negative impact to operating income of approximately $2.4 million for the first quarter of 2010.  The gross margin adjustments made in India were isolated and there should be a return of normal historical gross margin rates in future quarters.

Consolidated operating expenses for the first quarter of 2010 were $36.2 million, an increase of $5.6 million, or 18.2 percent, from the first quarter of 2009.  The first quarter of 2009 included $8.2 million of acquisition-related expenses incurred related to the acquisitions of Bayou and Corrpro.  The first quarter of 2010 included $12.8 million of operating expenses for Bayou and Corrpro, whereas the first quarter of 2009 included $1.5 million of operating expenses for Bayou.  Excluding the impact of the acquisition-related expenses and operating expenses of Bayou and Corrpro from both periods, operating expenses for the first quarter of 2010 would have been $23.3 million, an increase of $2.4 million, or 11.6 percent, from the first quarter of 2009 (non-GAAP).  The principal reason for the increase in operating expenses in the first quarter of 2010 from the prior year quarter relate to business growth in our Asia-Pacific Sewer Rehabilitation business, most notably Australia, Hong Kong and Singapore.  Operating expenses in North American Rehabilitation also increased due to expenses for additional project management and operational support to support the recent growth in the business.  Operating expenses in European Sewer Rehabilitation and Water Rehabilitation declined slightly as a result of recent restructuring efforts.

Consolidated operating income in the first quarter of 2010 was $12.5 million, an increase of $12.4 million from the prior year quarter.  Excluding the $8.2 million of acquisition-related expenses incurred in connection with the acquisitions of Bayou and Corrpro in the first quarter of 2009, the current year improvement in operating income would have been $4.2 million, a 50.7 percent increase (non-GAAP).

Total contract backlog increased to a record level of $497.1 million at March 31, 2010 compared to $463.4 million at December 31, 2009 and $388.7 million at March 31, 2009, representing increases of 7.2 percent and 27.9 percent, respectively.

Contract backlog in our North American Sewer Rehabilitation segment reached another record level at March 31, 2010 at $208.6 million.  This represented a $27.7 million, or 15.3 percent, increase from December 31, 2009, and a $48.2 million, or 30.0 percent, increase from March 31, 2009.  Market conditions in North America continue to be robust and we believe that we will see eight to ten percent growth in this market for 2010, with a portion of the growth coming from stimulus funds flowing into the marketplace.

Contract backlog in our European Sewer Rehabilitation segment was $24.7 million at March 31, 2010, compared to $37.2 million at December 31, 2009.  The decrease in backlog was primarily related to normal first quarter seasonal lows in bidding opportunities and timing of project awards.  Bidding opportunities are increasing in most European markets and market conditions are improving slightly.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $73.3 million at March 31, 2010, compared to $57.4 million at December 31, 2009.  This increase was principally due to orders received in Singapore, along with smaller orders received in Hong Kong and Australia.  Significant tender opportunities in India are expected during the second quarter of 2010 after a protracted lull due to federal financial constraints.  Market conditions are strong throughout Asia, and we anticipate significant opportunities for the foreseeable future.

Water Rehabilitation contract backlog was $2.9 million at March 31, 2010, compared to $7.7 million at December 31, 2009.  The decrease was primarily due to timing issues related to signing new orders.  Despite the first quarter 2010 decline in backlog, we continue to see positive momentum with respect to InsituMain™ as we enjoy significant success with pilot projects.  Results from pilot projects in the first quarter were positive and prospects for orders are increasing. These successes should contribute to backlog growth over the coming quarters.

Energy and Mining contract backlog at March 31, 2010 increased to a record level of $187.6 million, representing a $7.4 million, or 4.1 percent, increase from December 31, 2009 and a $34.4 million, or 22.5 percent, increase from March 31, 2009.  This increase was fueled by growth in all three business lines and almost all geographies.  Project opportunities are continuing to increase across the energy and mining platform with increased commodity pricing, and the demand for new and existing pipeline infrastructure is increasing.

Unrestricted cash decreased in the first quarter of 2010 to $95.2 million, from $106.1 million at December 31, 2009, primarily as a result of timing of collections from receivables and increases in cash payments for capital expenditures and vendors.  Cash flow for the remainder of the year is anticipated to be positive.

Insituform Technologies, Inc. is a worldwide leader in global pipeline protection.  Insituform provides proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 1, 2010.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain items that impacted income and diluted earnings per share. The (non-GAAP) earnings per share and guidance exclude one or more of the following: the earnings impact of the exclusion of acquisition-related expenses or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows it to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain™, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2010	2009

Revenues	$199,182	$128,012
Cost of revenues	150,502	97,339
Gross profit	48,680	30,673
Acquisition-related expenses	–	8,219
Operating expenses	36,174	22,375
Operating income	12,506	79
Other income (expense):
Interest income	104	349
Interest expense	(2,378)	(1,124)
Other	(158)	(82)
Total other expense	(2,432)	(857)
Income (loss) before taxes on income	10,074	(778)
Tax expenses (benefit) on income	3,199	(411)
Income (loss) before equity in earnings (losses) of affiliated companies	6,875	(367)
Equity in earnings (losses) of affiliated companies, net of tax	1,152	(315)
Income (loss) before discontinued operations	8,027	(682)
Loss from discontinued operations, net of tax	(49)	(98)
Net income (loss)	7,978	(780)
Less: net (income) loss attributable to noncontrolling interests	483	(425)
Net income (loss) attributable to common stockholders	$8,461	$(1,205)

Earnings (loss) per share attributable to common stockholders:
Basic:
Income (loss) from continuing operations	$0.22	$(0.04)
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.22	$(0.04)
Diluted:
Income (loss) from continuing operations	$0.22	$(0.04)
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$0.22	$(0.04)

Weighted average number of shares:
Basic	39,032,905	32,987,397
Diluted	39,381,794	32,987,397

.

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

	Three Months Ended March 31, 2010
	Consolidated Results	Bayou and Corrpro Results	Results Excluding Acquisitions

Revenues	$199,182	$63,341	$135,841
Cost of revenues	150,502	46,669	103,833
Gross profit	48,680	16,672	32,008
Operating expenses	36,174	12,840	23,334
Operating income	12,506	3,832	8,674
Other income (expense):
Interest income	104	18	86
Interest expense	(2,378)	(826)	(1,552)
Other	(158)	(17)	(141)
Total other expense	(2,432)	(825)	(1,607)
Income before taxes on income	10,074	3,007	7,067
Taxes on income	3,199	1,262	1,937
Income before equity in earnings of affiliated companies	6,875	1,745	5,130
Equity in earnings of affiliated companies, net of tax	1,152	861	291
Income before discontinued operations	8,027	2,606	5,421
Loss from discontinued operations, net of tax	(49)	–	(49)
Net income	7,978	2,606	5,372
Less: net (income) loss attributable to noncontrolling interests	483	(248)	731
Net income attributable to common stockholders	$8,461	$2,358	$6,103

Earnings (loss) per share attributable to Insituform Technologies, Inc. common stockholders:
Basic:
Income from continuing operations	$0.22		$0.21
Loss from discontinued operations	(0.00)		(0.00)
Net income	$0.22		$0.21
Diluted:
Income from continuing operations	$0.22		$0.21
Loss from discontinued operations	(0.00)		(0.00)
Net income	$0.22		$0.21

Weighted average number of shares:
Basic	39,032,905		28,533,889
Diluted	39,381,794		28,882,778

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

	Three Months Ended March 31, 2009
	Consolidated Results	Acquisition - related expenses	Results Excluding Acquisition- related expenses	Post- Acquisition Bayou Results	Results Excluding Acquisition- related expenses and Bayou Results

Revenues	$128,012	$–	$128,012	$9,693	$118,319
Cost of revenues	97,339	–	97,339	7,944	89,395
Gross profit	30,673	–	30,673	1,749	28,924
Operating expenses	30,594	8,219	22,375	1,458	20,917
Operating income (loss)	79	(8,219)	8,298	291	8,007
Other income (expense):
Interest income	349	–	349	1	348
Interest expense	(1,124)	–	(1,124)	(1)	(1,123)
Other	(82)	–	(82)	126	(208)
Total other income (expense)	(857)	–	(857)	126	(983)
Income (loss) before taxes on income (tax benefits)	(778)	(8,219)	7,441	417	7,024
Taxes on income (tax benefit)	(411)	(2,160)	1,749	160	1,589
Income (loss) before equity in losses of affiliated companies	(367)	(6,059)	5,692	257	5,435
Equity in losses of affiliated companies	(315)	–	(315)	(9)	(306)
Income (loss) from continuing operations	(682)	(6,059)	5,377	248	5,129
Loss from discontinued operations, net of tax	(98)	–	(98)	–	(98)
Net income (loss)	(780)	(6,059)	5,279	248	5,031
Less: net (income) attributable to noncontrolling interests	(425)	–	(425)	–	(425)
Net income (loss) attributable to Insituform Technologies, Inc. common stockholders	$(1,205)	$(6,059)	$4,854	$248	$4,606

Earnings (loss) per share attributable to Insituform Technologies, Inc. common stockholders:
Basic:
Income (loss) from continuing operations	$(0.04)		$0.17		$0.16
Loss from discontinued operations	(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.04)		$0.17		$0.16
Diluted:
Income (loss) from continuing operations	$(0.04)		$0.17		$0.16
Loss from discontinued operations	(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.04)		$0.17		$0.16

Weighted average number of shares:
Basic	32,987,397		27,976,168		27,976,168
Diluted	N/A		28,643,744		28,643,744

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenues:
North American Sewer Rehabilitation	$89,114	$80,504
European Sewer Rehabilitation	17,630	18,207
Asia-Pacific Sewer Rehabilitation	9,873	5,746
Water Rehabilitation	5,210	1,958
Energy and Mining	77,355	21,597
Total revenues	$199,182	$128,012

Gross profit (loss):
North American Sewer Rehabilitation	$21,078	$18,450
European Sewer Rehabilitation	4,278	4,498
Asia-Pacific Sewer Rehabilitation	1,555	2,054
Water Rehabilitation	660	(175)
Energy and Mining	21,109	5,846
Total gross profit	$48,680	$30,673

Operating income (loss):
North American Sewer Rehabilitation	$7,507	$5,821
European Sewer Rehabilitation	(35)	(143)
Asia-Pacific Sewer Rehabilitation(1)	(824)	1,262
Water Rehabilitation	131	(1,230)
Energy and Mining(2) (3)	5,727	(5,631)
Total operating income	$12,506	$79
       ____________

(1)	Asia-Pacific Sewer Rehabilitation included $(0.1) of operating loss for the 62-day period following the acquisition of the Company’s Singapore licensee on January 29, 2010.
(2)	$8.2 million of acquisition and severance costs were included in the operating loss of the Energy and Mining segment for the three months ended March 31, 2009.
(3)	Bayou contributed $0.3 million of operating income to this segment in the first quarter of 2009 during the 39-day period following its acquisition by the Company on February 20, 2009.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog(1)	March 31, 2010	December 31, 2009	March 31, 2009

North American Sewer Rehabilitation	$208.6	$180.9	$160.4
European Sewer Rehabilitation	24.7	37.2	26.1
Asia-Pacific Sewer Rehabilitation	73.3	57.4	40.1
Water Rehabilitation	2.9	7.7	8.9
Energy and Mining	187.6	180.2	153.2
Total	$497.1	$463.4	$388.7

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$95,221	$106,064
Restricted cash	1,331	1,339
Receivables, net	146,552	147,835
Retainage	22,866	22,656
Costs and estimated earnings in excess of billings	68,186	64,821
Inventories	37,153	32,125
Prepaid expenses and other assets	30,388	27,604
Current assets of discontinued operations	1,189	1,189
Total current assets	402,886	403,633
Property, plant and equipment, less accumulated depreciation	152,897	148,435
Other assets
Goodwill	182,147	180,506
Identified intangible assets, less accumulated amortization	77,316	78,311
Investments in affiliated companies	27,842	27,581
Deferred income tax assets	10,724	11,203
Other assets	7,086	8,827
Total other assets	305,115	306,428
Non-current assets of discontinued operations	4,202	4,283

Total Assets	$865,100	$862,779

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$144,640	$146,702
Billings in excess of costs and estimated earnings	12,114	12,697
Current maturities of long-term debt, line of credit and notes payable	11,166	12,742
Current liabilities of discontinued operations	6	339
Total current liabilities	167,926	172,480
Long-term debt, less current maturities	99,140	101,500
Deferred income tax liabilities	31,495	31,449
Other liabilities	12,778	12,849
Non-current liabilities of discontinued operations	1,017	979
Total liabilities	312,356	319,257

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 39,238,379 and 38,933,944	392	389
Additional paid-in capital	246,094	242,563
Retained earnings	295,248	286,787
Accumulated other comprehensive income	4,145	8,313
Total stockholders’ equity before noncontrolling interests	545,879	538,052
Noncontrolling interests	6,865	5,470
Total equity	552,744	543,522

Total Liabilities and Equity	$865,100	$862,779

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$7,978	$(780)
Loss from discontinued operations	49	98
Income (loss) from continuing operations	8,027	(682)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	7,711	4,940
(Gain) loss on sale of fixed assets	203	(101)
Equity-based compensation expense	1,518	868
Deferred income taxes	(390)	(903)
(Income) loss from equity in earnings of affiliated companies	(1,152)	315
Other	(812)	(4,955)
Changes in operating assets and liabilities:
Restricted cash	(31)	439
Receivables net, retainage and costs and estimated earnings in excess of billings	(1,551)	(5,643)
Inventories	(4,923)	935
Prepaid expenses and other assets	(1,546)	1,176
Accounts payable and accrued expenses	(4,741)	(152)
Net cash provided by (used in) operating activities of continuing operations	2,313	(3,763)
Net cash provided by (used in) operating activities of discontinued operations	(409)	1,571
Net cash provided by (used in) operating activities	1,904	(2,192)

Cash flows from investing activities:
Capital expenditures	(10,194)	(2,656)
Proceeds from sale of fixed assets	151	241
Purchase of Singapore licensee	(1,257)	–
Proceeds from net foreign investment hedges	–	7,873
Purchase of Bayou and Corrpro, net of cash acquired	–	(209,714)
Net cash used in investing activities of continuing operations	(11,300)	(204,256)
Net cash provided by investing activities of discontinued operations	–	750
Net cash used in investing activities	(11,300)	(203,506)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax benefit of stock option exercises	2,006	127,837
Proceeds from notes payable	–	441
Principal payments on notes payable	(1,641)	(938)
Investments from noncontrolling interests	1,681	–
Proceeds from line of credit	–	7,500
Principal payments on long-term debt	(2,500)	–
Proceeds from long-term debt	–	50,000
Net cash provided by (used in) financing activities	(454)	184,840
Effect of exchange rate changes on cash	(993)	(992)
Net decrease in cash and cash equivalents for the period	(10,843)	(21,850)
Cash and cash equivalents, beginning of period	106,064	99,321
Cash and cash equivalents, end of period	$95,221	$77,471